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                                  EXHIBIT 21.1

                  SUBSIDIARIES OF COMPASS AEROSPACE CORPORATION


Aeromil Engineering Company, a Delaware corporation

Barnes Machines, Inc., a Delaware corporation

Brittain Machine, Inc., a Delaware corporation

Compass Aerospace Limited, a private limited liability company organized under the laws of England and Wales

Pacific Hills Manufacturing Co., a California corporation, doing business as "Lamsco West, Inc.," "Lamsco NW" and "Lamsco Northwest"

Sea-Lect Products, Inc., a Delaware corporation

Western Methods Machinery Corporation, a California corporation

Wichita Manufacturing, Inc., a California corporation